SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

☒   Filed by the Registrant                           ☐  Filed by a Party other than the Registrant

Check the appropriate box:

☐   Preliminary Proxy Statement             ☐  Confidential, for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

☒  Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MENTOR CORPORATION
 (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (check the appropriate box):

☒  No fee required

☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.   Title of each class of securities to which transaction applies:  ______________________________

2.   Aggregate number of securities to which transaction applies:  _____________________________

3.   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
     (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ____________________________________________________________________________

4.  Proposed maximum aggregate value of transaction: ______________________________________

5.  Total fee paid: __________________________________________________________________

☐  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.   Amount Previously Paid: __________________________________________________________

2.   Form, Schedule or Registration Statement No.:   _________________________________________

3.   Filing Party:  ___________________________________________________________________

4.   Date Filed:   ____________________________________________________________________

MENTOR CORPORATION

201 Mentor Drive
Santa Barbara, California  93111
Telephone: (805) 879-6000

____________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 15, 2004

 ____________________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Mentor Corporation, a Minnesota corporation (the "Company"), will be held Wednesday, September 15, 2004 at 10:00 a.m. local time at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota (the "Annual Meeting"), to consider and take action upon the following matters, as more fully described in the proxy statement accompanying this notice:

1.	To approve an increase in the authorized number of members of the Board of Directors from seven to eleven;
2.

To elect a Board of seven directors and, if the authorized number of directors is increased as set forth above, an additional four directors to serve until the next Annual Meeting, or until their successors are duly elected and qualified;

3.	To ratify the appointment of Ernst & Young LLP as the principal independent auditors of the Company for the fiscal year ending March 31, 2005; and
4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on July 20, 2004 as the record date for the determination of the shareholders entitled to vote at the meeting or any adjournments or postponements thereof.  Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

                                                                                                            BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                            A. Christopher Fawzy
                                                                                                            Secretary

Dated:  July 30, 2004

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING.  HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING.  IF YOU ATTEND THE ANNUAL MEETING AND VOTE BY BALLOT, YOUR PROXY WILL BE REVOKED AUTOMATICALLY AND ONLY YOUR VOTE AT THE ANNUAL MEETING WILL BE COUNTED.

MENTOR CORPORATION
201 Mentor Drive
Santa Barbara, California  93111
____________________________________________________

ANNUAL MEETING OF SHAREHOLDERS
To Be Held September 15, 2004
____________________________________

PROXY STATEMENT
____________________________________

General

The enclosed proxy is solicited by the Board of Directors of Mentor Corporation (the "Company") for use at the Company's Annual Meeting of Shareholders to be held at the Minneapolis Hilton and Towers, located at 1001 Marquette Avenue, Minneapolis, Minnesota, on Wednesday, September 15, 2004, at 10:00 a.m. local time (the "Annual Meeting"), and any and all adjournments or postponements thereof.  This Proxy Statement and form of proxy, along with the Annual Report of the Company for the fiscal year ended March 31, 2004,are being mailed to the Company's shareholders on or about July 30, 2004.

Voting; Quorum; Abstentions and Broker Non-Votes

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement.  Only holders of record of the 42,335,458 shares of the Company's common stock outstanding at the close of business on July 20, 2004 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.  On each matter to be considered at the Annual Meeting, shareholders will be entitled to cast one vote for each share held of record on July 20, 2004.  Holders of common stock do not have cumulative voting rights.

The Bylaws of the Company provide that the holders of a majority of the shares of stock of the Company outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum and that, except as otherwise provided by statute or the Articles of Incorporation of the Company, all other matters coming before the Annual Meeting shall be decided by the vote of the holders of a majority of the stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat. Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of common stock represented by "broker non-votes" (i.e., shares of common stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote; (ii) the broker or nominee does not have discretionary voting power under applicable rules or the instrument under which it serves in such capacity; or (iii) the recordholder has indicated on the proxy card or has executed a proxy and otherwise notified the Company that it does not have authority to vote such shares on that matter) as present for purposes of determining a quorum.

Proposals 1 and 3 require the approval of a majority of the voting power of all outstanding shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on the proposals.  Therefore, abstentions as to Proposals 1 or 3 will have the same effect as votes against such proposals.  Broker non-votes as to Proposals 1 or 3, however, will be deemed shares not entitled to vote on such proposals and will not be counted as votes for or against such proposals, and will not be included in calculating the number of votes necessary for approval of such proposals.  Directors will be elected under Proposal 2 by a favorable vote of a plurality of the voting power of all outstanding shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on Proposal 2.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

Proxies

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy holders will vote FOR increasing the authorized number of members of the Board of Directors from seven to eleven directors, FOR the election of each of the nominees for election to the Board of Directors listed in the proxy, FOR ratification of the appointment of Ernst & Young LLP as independent auditors and, as to any other business which may properly come before the meeting, in accordance with their best judgment. Any stockholder has the power to revoke his or her proxy at any time before it is voted.  A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company, by presenting at the meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

Solicitation

The cost of soliciting proxies will be borne by the Company. The solicitation will be primarily by mail. Expenses will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company's common stock.  Further solicitation of proxies may be made by telephone or oral communication with some shareholders by the Company's regular employees who will not receive additional compensation for the solicitation. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

Stock Split

On January 31, 2003, the Company implemented a two-for-one stock split by issuing as a dividend one additional share of common stock for each share of common stock held.  All share amounts and prices per shares reflected in this Proxy Statement have been appropriately adjusted to reflect this split.

PROPOSAL 1

APPROVAL OF INCREASE IN AUTHORIZED NUMBER OF DIRECTORS

General

The Company's Bylaws provide that the Board of Directors must consist of not less than three directors, with the number to be determined by a resolution of the shareholders.  At the 2003 Annual Meeting of Shareholders, the authorized number of members of the Company's Board of Directors was set at seven.  The Company's shareholders are being asked to approve an increase in the authorized number of members of the Board of Directors from seven to eleven directors.

The proposed increase in the authorized number of directors will permit the shareholders to elect additional individuals to the Board, including additional independent directors eligible to serve on committees of the Board of Directors.

Proposal

At the Annual Meeting, shareholders will be asked to approve an increase in the authorized number of members of the Board of Directors from seven to eleven directors.  Approval of this Proposal requires the affirmative vote of a majority of the voting power of all outstanding shares of the Company's common stock present, in person or represented by proxy, at the Annual Meeting and entitled to be voted on this Proposal.  The Board of Directors recommends a vote FOR this Proposal.

PROPOSAL 2

ELECTION OF DIRECTORS

General

Directors are elected at each Annual Meeting of Shareholders and hold office until the next Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified.  The number of directors currently authorized is seven.  If Proposal 1 is approved the authorized number of directors will be increased to eleven.

The Board of Directors has proposed two groups of individuals as nominees to serve as directors of the Company.  The first seven individuals identified below, each of whom was elected to his present term of office by the shareholders at the 2003 Annual Meeting of Shareholders, will be presented as nominees for election to the Board regardless of whether Proposal 1 is approved at the meeting.  In the event that Proposal 1 is approved by the shareholders, the four additional individuals identified below will be presented as nominees for election to the Board.  None of these four individuals is currently serving as a director of the Company.  However, if Proposal 1 is not approved by the shareholders, none of these four individuals will be presented as nominees for election at the meeting.

Unless individual shareholders specify otherwise, the shares represented by each returned proxy will be voted FOR the election of the first seven nominees named below and, if Proposal 1 is approved, FOR the additional four nominees named below.  Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted at the discretion of the proxy holders for such other person or persons as they may determine.

The following sets forth certain information concerning nominees for directors of the Company:

Nominee	Age	Director Since	Positions and Offices Held with the Company
Christopher J. Conway	65	1969	Chairman of the Board
Walter W. Faster	71	1980	Director
Eugene G. Glover	61	1969	Director and Senior Vice President, Business Development*
Michael Nakonechny	76	1980	Director
Ronald J. Rossi	64	1999	Director
Jeffrey W. Ubben	43	2003	Director
Dr. Richard W. Young	77	1990	Director
Additional Nominees if Proposal 1 is Approved
Michael L. Emmons	63	N/A	None
Joshua H. Levine	46	N/A	President and Chief Executive Officer
Adel Michael	60	N/A	Vice Chairman
Joseph E. Whitters	46	N/A	None

*Mr. Glover is retiring as an employee of the Company as of August 31, 2004.

Christopher J. Conway is a founder of the Company and has served as Chairman of the Board since 1969.  He also served as the Company's Chief Executive Officer from 1969 to July 1999 and as Chief Executive Officer and President of the Company from September 2000 to May 2004.

Walter W. Faster retired as Vice President, Corporate Growth and Development for General Mills, Inc., a manufacturer of packaged foods and other consumer goods, in 1997.  Prior to his retirement, he served in various executive marketing and finance capacities with General Mills, Inc. from 1963 to 1997.  Prior to that, he served as a management consultant with Booz, Allen and Hamilton, an international consulting firm.

Eugene G. Glover is a founder of the Company and held the position of Vice President, Engineering from 1969 to 1986.  In October 2000, he was appointed Senior Vice President, Advanced Development.  He continued in this role until December 2003, when his focus was shifted to Business Development, where he currently serves as Senior Vice President.  Effective August 31, 2004, Mr. Glover will retire from his position as Senior Vice President, Business Development.

Michael Nakonechny has been President of NAK Associates Corp., a closely held engineering consulting company, since 1981.  He also served as Chairman of the Board, President, Chief Executive Officer and Secretary of Transducer Systems, Inc., a manufacturer of electro-mechanical transducers, from November 1968 to January 1989.

Ronald J. Rossi has been CEO of LoJack Corporation, which develops and markets stolen vehicle recovery technology, since November 2000 and Chairman since March 2001.  Mr. Rossi served as President of Oral-B Worldwide, a maker of oral personal care products and a subsidiary of The Gillette Company, from 1998 to 2000.  He also served as President of Gillette North America Grooming Division from 1988 to 1998 and prior to that held various executive and sales and marketing positions at The Gillette Company.

Jeffrey W. Ubben is a founder and has been a Managing Member of VA Partners, L.L.C., an investment partnership, since 2000.  From 1995 to 2000, Mr. Ubben was a Managing Partner of Blum Capital, an investment management firm.  Prior to that, he was a portfolio manager for Fidelity Investments from 1987 to 1995.  Mr. Ubben is a director of Per Se Technologies, Inc. and  Gartner Inc., and  Martha Stewart Omnimedia, Inc.

Dr. Richard W. Young has been a private investor since April 1992.  Prior to that, he was Chairman and Chief Executive Officer of Mentor O & O, Inc. from April 1985 until its purchase by the Company in 1990.  Following its purchase by the Company, Dr. Young served as a consultant of the Company until 1992.  Dr. Young was also President of Houghton Mifflin Company, a publishing firm, from 1982 to 1985 and Executive Vice President of Polaroid Corporation, an instant imaging company, from 1972 to 1982.  Dr. Young is a director of Bay State Milling Company.

Additional Nominees if Proposal 1 is Approved

Michael L. Emmons retired from Accenture, a worldwide consulting firm (formerly known as Andersen Consulting), in August 2001 where he had developed and managed its worldwide tax function since 1995.  Prior to joining Accenture, he had been a tax partner with Arthur Andersen & Co., where he was employed for over 28 years in various tax and management positions.  Mr. Emmons is a certified public accountant and an attorney.

Joshua H. Levine joined the Company in October 1996 as Vice President, Sales, Aesthetic Products.  In September 1998, he was promoted to Vice President, Sales and Marketing, Aesthetic Products.  In January 2000, Mr. Levine resigned to join a start-up practice management organization, The Plastic Surgery Company, where he was Chief Development Officer until his resignation in September 2000.  In March 2002, a year and a half after his resignation, The Plastic Surgery Company filed a voluntary petition in bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.  In September 2000, Mr. Levine rejoined the Company as Vice President, Domestic Sales and Marketing for Aesthetic Products, and in November 2001, he assumed global responsibilities for all of aesthetic sales and marketing activities.  Mr. Levine was promoted to Senior Vice President, Global Sales and Marketing in June 2002.  In December 2003, Mr. Levine was promoted to President and Chief Operating Officer, followed by his recent promotion to President and Chief Executive Officer in May 2004.  From 1989 to 1996, Mr. Levine was with Kinetic Concepts, Inc., a specialty medical equipment manufacturer, in a variety of executive level sales and marketing positions, ultimately serving as Vice President and General Manager of KCI Home Health Care Division.

Adel Michael joined the Company in April 2000 as Senior Vice President, Chief Financial Officer and Treasurer.  He was promoted to Executive Vice President in September 2001.  In December 2003, he was promoted to Vice Chairman.  Mr. Michael relinquished his roles as Chief Financial Officer and Treasurer in May 2004, but remains as Vice Chairman.  Prior to joining the Company, from 1989 to 2000 he was Vice President and Chief Financial Officer of Getz Brothers, Inc., an international conglomerate with a wide range of products including medical supplies and a subsidiary of the Marmon Group.  From 1983 to 1989, he was a Group Controller for the Marmon Group, Inc.  He was the Controller for Amphenol Corporation, a subsidiary of Allied Corporation, from 1972 to 1983 and was employed by Bell and Howell from 1969 to 1972.  Mr. Michael is the brother of Dr. Maher Michael, the Company's Vice President, Medical Director, Clinical and Regulatory Submissions.

Joseph E. Whitters has been Executive Vice President of First Health Group Corp., a national health benefits company, since March 2004 and served in several other capacities with First Health Group Corp. including CFO from 1988 until March 2004 and prior to that he was Vice President of Finance and Controller.  Prior to joining First Health Group Corp., he was employed in various financial, accounting and tax positions by United Healthcare Corp., Overland Express and Peat Marwick.  Mr. Whitters is a certified public accountant.  He is also a director of Omnicell, Inc. and Luminent Mortgage Capital.

Certain Litigation

On March 4, 2004, John H. Alico, et al., d/b/a PTF Royalty Partnership ("PTF"), filed a lawsuit against the Company in the Business Litigation Session of the Superior Court of Massachusetts, Suffolk County, in which PTF alleges, among other things, breach of a merger agreement that involved the Company's acquisition of Mentor O&O, Inc. ("O&O"), an unrelated entity at that time, which was dated as of March 14, 1990 ("Merger Agreement") (prior to the merger, O&O had no affiliation with the Company).  PTF alleges that the Company breached the terms of the Merger Agreement by failing to exert commercially reasonable and diligent efforts to obtain approval by the Food and Drug Administration for a product used for the treatment of urinary incontinence and by failing to accurately account for and pay royalties due thereunder.  PTF seeks damages in excess of $18 million, which is the maximum amount of royalties PTF could have received under the Merger Agreement.  After almost ten years, in or about January 2001, the Company elected to discontinue pursuing Food and Drug Administration approval for the product, given the FDA's repeated and ongoing concerns regarding the product's use for urinary incontinence.  The Company complied with all of its obligations under the Merger Agreement, which specifically provided that the Company was under no obligation to engage in efforts or expenditures in respect of the product which it in good faith deemed to be inadvisable based on various factors.  Accordingly, the Company intends to vigorously defend the lawsuit.  Dr. Richard Young, a member of the Company's Board of Directors since March 1990, is a partner of PTF and is a named plaintiff in the above action.  However, Dr. Young did not approve the filing of this action, and was not aware of it until after the Company received service of the summons.  Dr. Young was a shareholder and principal of O&O prior to the merger and was instrumental in facilitating the transition after the merger.

Corporate Governance

The Board believes the Company has observed sound corporate governance practices in the past.  However, recently, and particularly following enactment of the Sarbanes-Oxley Act of 2002 and the adoption of new rules and regulations by the New York Stock Exchange and the Securities and Exchange Commission, the Company, like many public companies, has addressed the changing governance environment by reviewing its policies and procedures and, where appropriate, adopting new practices.  In connection with these corporate governance initiatives, the Board has formalized the Company's principles of corporate governance, including taking the following actions:

  adopted written Corporate Governance Guidelines;

  appointed a Presiding Independent Director;

  adopted an amended and restated written charter for the Audit Committee;

  adopted an amended and restated charter for and expanded the duties of the Compensation Committee;

  adopted an amended and restated charter for and expanded the duties of the Nominating and Governance Committee;

  adopted a Code of Ethics for the Company's Chief Executive Officer, Chief Financial Officer and other senior financial officers; and

  adopted a policy for shareholders who wish to communicate directly to the Board of Directors.

Copies of the Company's written committee charters, its Corporate Governance Guidelines, and its Code of Ethics are available on the Company's website, and can be found under the Investor Relations and Corporate Governance links.  The Company's website is www.mentorcorp.com.  Copies are also available in print, free of charge, by writing to Investor Relations, Mentor Corporation, 201 Mentor Drive, Santa Barbara, California 93111.  The Company will post amendments to or waivers of the provisions of the Code of Ethics on the website.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

In addition, the Board is currently developing a code of business conduct and ethics for the Company's employees and directors, which will be adopted on or prior to the Annual Meeting.

Director Independence

The Board has determined that all of the director nominees, other than Messrs. Conway, Glover, Levine and Michael, including those who serve on the Audit, Compensation and Nominating and Governance Committees, are "independent" for purposes of Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange.  The Board based these determinations primarily on a review of the responses of the director nominees and executive officers to questions regarding employee and compensation history, affiliations and family and other relationships and on discussions with the directors.

Board Committees and Meetings

The Board of Directors held six meetings during the fiscal year ended March 31, 2004.  The Board of Directors has a standing Compensation, Audit and Nominating and Governance Committee.  Each incumbent director attended at least 94% of the total number of meetings of the Board of Directors and of Board of Director committees on which that director served which were held during the period for which he was a director.  Members of the Board and its committees also consulted informally with management from time to time and acted by written consent without a meeting.

Audit Committee.  The Charter for the Audit Committee of the Board of Directors is attached as Appendix A to this Proxy Statement.  A copy is also available on the Company's website.  Please note that the information on the Company's website is not incorporated by reference in this Proxy Statement.  The Charter requires that the Audit Committee be comprised of at least three members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange.  The current members of the Audit Committee are Messers. Faster, Nakonechny, Rossi and Young.  Although more than one member of the committee is believed to qualify as an audit committee financial expert, the Board has determined to name Mr. Faster as the audit committee financial expert.

The Audit Committee assists the Board of Directors in discharging its responsibilities to oversee the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditor's qualifications and independence, and the performance of the Company's internal auditors.  It has direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services.  The committee is also responsible for producing an Audit Committee Report for inclusion in the Company's proxy statement.  The Audit Committee held eight meetings during the fiscal year ended March 31, 2004.

Compensation Committee.  The Charter for the Compensation Committee of the Board of Directors is available on the Company's website.  The Charter requires that the Compensation Committee be comprised of at least two members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange.  The current members of the Compensation Committee are Messers. Faster, Nakonechny, Rossi, Ubben and Young.

The Compensation Committee assists the Board of Directors in discharging its responsibilities in respect of compensation of the Company's executive officers and directors, including, among other things, annual salaries and bonuses, stock options and other incentive compensation arrangements.  In addition, it administers the Company's stock option plan.  The committee is also responsible for producing a Compensation Committee Report for inclusion in the Company's proxy statement.  The Compensation Committee and the Stock Option Committee of the Board of Directors, which had the same committee members and was consolidated into the Compensation Committee in July 2004, held a total of three meetings during the fiscal year ended March 31, 2004.

Nominating and Governance Committee.  The Charter for the Nominating and Governance Committee of the Board of Directors is available on the Company's website.  The Charter requires that the Nominating and Governance Committee be comprised of at least two members, all of whom must be independent as defined in the listing standards of the New York Stock Exchange.  The current members of the Nominating and Governance Committee are Messers. Faster, Nakonechny, Rossi and Young.

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members and recommending to the full Board of Directors nominees for election as directors.  To fulfill this role, the committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.  In considering candidates for directors, the committee takes into account a number of factors, including the following:  (i) independence under applicable listing standards; (ii) relevant business experience; (iii) judgment, skill, integrity and reputation; (iv) number of other boards on which the candidate serves; (v) other business and professional commitments; (vi) potential conflicts of interest with other pursuits; (vii) whether the candidate is a party to any action or arbitration adverse to the Company; (viii) financial and accounting background to enable the committee to determine whether the candidate would be suitable for Audit Committee membership or quality as an "audit committee financial expert;" (ix) executive compensation background, to enable the committee to determine whether a candidate would be suitable for Compensation Committee membership; (x) whether the candidate has agreed to be interviewed by the Committee if requested; and (xi) the size and composition of the existing Board.

In addition, candidates must be willing and able to devote the required amount of time to Company business.  In evaluating candidates, the committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee will consider qualified candidates for directors suggested by shareholders, applying the criteria for candidates described above and considering the additional information referred to below.  Shareholders wishing to suggest a candidate for director should write the Chairman of the Nominating and Governance Committee at the Company's principal executive offices and include: (i) the shareholder's name and contact information; (ii) a statement that the writer is a stockholder of record and is proposing a candidate for consideration by the committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate's business and educational experience; (v) information regarding each of the factors listed above, other than that regarding Board size and composition, sufficient to enable the committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing shareholder and candidate and (ix) all other information that would be required under SEC rules in a proxy statement soliciting proxies for the election of the candidate as a director.  In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by the Chairman of the Nominating and Governance Committee at the Company's principal executive offices not later than the 120th calendar day before the one year anniversary of the date of the Company's proxy statement released to shareholders in connection with the previous year's annual meeting of shareholders.

Before nominating a sitting director for reelection at an annual meeting, the committee will consider the director's performance on the Board and whether the director's reelection will be consistent with the Company's Corporate Governance Guidelines.

When seeking candidates for director, the Nominating and Governance Committee may solicit suggestion from incumbent directors, management or others.  After conducting an initial evaluation of the candidate, the committee will interview the candidate if it believes the candidate might be suitable for a director.  The committee may also ask the candidate to meet with management.  If the committee believes the candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate's election.  The Committee has recommended the nomination of the individuals named in this Proposal 2 for election to the Board of Directors at this Annual Meeting.  Messrs. Emmons and Whitters were recommended to the Nominating and Governance Committee as possible candidates to be directors of the Company by an executive officer and a non-management director of the Company, respectively.

In addition to the above, the Nominating and Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principals applicable to the Company and overseeing the evaluation of the Board of Directors and management.  The Nominating and Governance Committee held one meeting during the fiscal year ended March 31, 2004.

Executive Sessions.  Non-management directors meet regularly in executive session without management.  Non-management directors are all those who are not Company officers and include directors, if any, who are not "independent" merely by virtue of the existence of a material relationship with the Company.  Executive sessions are led by a "Presiding Independent Director."  An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be called by the Presiding Independent Director in his own discretion or at the request of the Board.  Mr. Faster is currently designated as the Presiding Independent Director.

Compensation of Directors

Board members who are employees of the Company receive no additional compensation for their services as directors.  Each non-employee director currently receives a quarterly fee of $12,500.

Between 1988 and 1997 each non-employee director received options to purchase a total of 240,000 shares of common stock.  Mr. Rossi received options to purchase 40,000 shares on November 11, 1999 upon his appointment to the Board as a non-employee director. These options were issued at an exercise prices equal to fair market value on the date of grant, have terms of ten years and became exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date.

Following shareholder approval of the Company's 2000 Long-Term Incentive Plan in October 2000, each non-employee director was granted an option to purchase 60,000 shares of common stock at an exercise price equal to the fair market value per share of the common stock on the date of such grant.  These options have a term of ten years and become exercisable in four equal annual installments over the optionee's period of Board service, beginning one year after the grant date.  Mr. Ubben has not been granted any options to purchase shares of common stock.  Additional grants of options to non-employee directors may be made in accordance with the provisions of the 2000 Long-Term Incentive Plan and it is anticipated that option grants will be made to new non-employee directors joining the Board.

Director Attendance at Annual Meetings

The Company typically schedules a Board meeting in conjunction with its annual meeting and expects that the Company's directors will attend, absent a valid reason.  Last year all directors attended the Company's annual meeting.

Proposal

At the Annual Meeting, shareholders will be asked to elect seven directors and, if Proposal 1 is approved, an additional four directors to serve on the Company's Board of Directors until the next annual meeting of shareholders, or until their respective successors have been elected and qualified.  The nominees receiving the highest number of affirmative votes of the voting power of all outstanding shares present, in person or represented by proxy, at the Annual Meeting and entitled to vote on this Proposal shall be elected.  The Board of Directors recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITORS

Pursuant to authority delegated to the Audit Committee by the Board of Directors, the Audit Committee has appointed the firm of Ernst & Young LLP to act as principal independent auditors for the Company for the fiscal year ending March 31, 2005.  This appointment is being submitted to the Company's shareholders for ratification.  Ernst & Young LLP has audited the financial statements of the Company for the fiscal year ended March 31, 2004, and for prior years, and has advised the Company that neither the firm nor any of its partners has any direct or indirect material financial interests in the Company or its subsidiaries, nor have they had any connection during the past three years with the Company or its subsidiaries in any capacity other than that of independent accountants and auditors.  A representative of Ernst & Young LLP will be present at the 2004 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so.  It is anticipated that such representative will be available to respond to appropriate questions from shareholders.

In the event the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of other independent auditors will be considered by the Audit Committee of the Board of Directors.

Audit and All Other Fees

The fees billed to the Company by Ernst & Young LLP for the indicated services were as follows:

	Fiscal 2004	Fiscal 2003
Audit Fees (1)	$ 432,260	$ 377,384
Audit-Related Fees (2)	152,448	27,100
Tax Fees (3)	126,399	49,956
All Other Fees	-	-
	$ 711,107	$ 454,440
(1)

Audit Fees - These are fees for professional services performed by Ernst & Young LLP for the audit of the Company's annual financial statements and review of financial statements included in the Company's 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees - These are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company's financial statements.  This includes consents and comfort letters in conjunction with our debt offering, assistance in responding to SEC comment letters, and consulting related to Sarbanes Oxley (Section 404) start-up and education, and other financial accounting/reporting standards.

(3)

Tax Fees - These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.  This includes:  preparation or review of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, tax audit assistance, and tax work stemming from our debt offering and other "Audit-Related" items.

Under its Charter, the Audit Committee must pre-approve all engagements of the Company's independent auditor unless an exception to such pre-approval exists under the Securities Exchange Act of 1934 or the rules of the Securities and Exchange Commission.  Each year, the independent auditor's retention to audit the Company's financial statements, including the associated fee, is approved by the committee.  At the beginning of the fiscal year, the Audit Committee will evaluate other known potential engagements of the independent auditor, including the scope of work proposed to be performed and the proposed fees, and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor's independence from management.  At each subsequent Audit Committee meeting, the committee will receive updates on the services actually provided by the independent auditor, and management may present additional services for approval.  Typically, these would be services such as due diligence for an acquisition, that would not have been known at the beginning of the year.  The committee has delegated to the Chairman of the committee the authority to evaluate and approve engagements on behalf of the committee in the event that a need arises for pre-approval between committee meetings.  This might occur, for example, if the Company proposed to execute a financing on an accelerated timetable.  If the Chairman so approves any such engagements, he will report that approval to the full committee at the next committee meeting.

Since the May 6, 2003 effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Ernst & Young LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval contained in the Commission's rules.

Proposal

At the Annual Meeting, shareholders will be asked to ratify the appointment of Ernst & Young LLP to act as principal independent auditors of the Company for the fiscal year ending March 31, 2005.  Approval of this Proposal requires the affirmative vote of a majority of the voting power of all outstanding shares of the Company's common stock present, in person or represented by proxy, at the Annual Meeting and entitled to be voted on this Proposal.  The Board of Directors recommends a vote FOR this Proposal.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the common stock of the Company as of June 30, 2004, by (i) each person who beneficially owns more than five percent (5%) of such stock, (ii) each director and nominee for director of the Company, (iii) each of the executive officers named in the compensation tables below, and (iv) all current directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Approximate Percent of Class
VA Partners, LLC(2)	6,899,818	16.3%
Jeffrey W. Ubben(3)	6,899,818	16.3%
Neuberger Berman, Inc.(4) Neuberger Berman, LLC	6,679,649	15.8%
Christopher J. Conway	1,843,232	4.3%
Eugene G. Glover(5)	1,061,800	2.5%
Bobby Purkait	287,178	*
Adel Michael	253,100	*
Walter W. Faster	222,438	*
Michael Nakonechny	156,900	*
Richard W. Young	148,600	*
Ronald J. Rossi	95,000	*
Joshua H. Levine	84,917	*
Michael L. Emmons	-0-	*
Joseph E. Whitters	-0-	*
All current directors and executive officers as a group (15 persons)	11,096,655	25.0%

*Less than 1%

(1)

Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned, except to the extent spouses share authority under applicable law.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock issuable pursuant to options that are currently exercisable or exercisable within 60 days of June 30, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  The figures include options to purchase common stock exercisable within 60 days of June 30, 2004 and held by:  Mr. Conway, 869,000 shares; Mr. Glover, 230,500 shares; Mr. Purkait, 277,178 shares; Mr. Adel Michael, 243,000 shares; Mr. Faster, 105,000 shares; Mr. Nakonechny, 75,000 shares; Dr. Young, 105,000 shares; Mr. Rossi, 85,000 shares; Mr. Levine, 80,250 shares; and all current directors and executive officers as a group, 2,576,978 shares.

(2)

Includes 6,899,818 shares beneficially owned by VA Partners, L.L.C. serving as the general partner of ValueAct Capital Partners, L.P. and Value Capital Partners II, L.P., and as investment advisor of ValueAct Capital International, Ltd.  The address for each of these parties is 435 Pacific Avenue, 4th Floor, San Francisco, CA 94133.

(3)

Includes 6,899,818 shares of common stock beneficially owned by VA Partners, L.L.C. as general partner of ValueAct Capital Partners, L.P. and ValueAct Capital Partners II, L.P., and as investment advisor of ValueAct Capital International, Ltd.  Mr. Ubben is attributed beneficial ownership of these shares as a managing member of VA Partners, L.L.C., but disclaims beneficial ownership except to the extent of his pecuniary interest in each fund.

(4)

According to a Schedule 13G, Amendment No. 5 filed with the Securities and Exchange Commission on February 9, 2004, includes (i) 4,526,000 shares beneficially owned by Neuberger Berman, LLC and Neuberger Berman Management, Inc., each a wholly-owned subsidiary of Neuberger Berman, Inc., and Neuberger Berman Genesis Fund (ii) 199,500 shares beneficially owned by Neuberger Berman, LLC and Neuberger Berman Management, Inc. and (iii) 1,954,149 shares beneficially owned by Neuberger Berman, LLC.  Neuberger Berman, Inc. has sole voting power with respect to 297,751 of these shares, shared voting power with respect to 4,725,500 of these shares, and shared dispositive power with respect to all of these shares.  The address of each of these parties is 605 Third Avenue, New York, New York  10158-3698.

(5)	Includes 751,000 shares held by a trust of which Mr. Glover is the sole trustee.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The current executive officers of the Company are as follows:

Name	Age	Positions with the Company
Christopher J. Conway	65	Chairman of the Board
Joshua H. Levine	46	President and Chief Executive Officer
Adel Michael	60	Vice Chairman
Loren L. McFarland	45	Vice President, Chief Financial Officer and Treasurer
David J. Adornetto	42	Vice President, Operations
Kathleen M. Beauchamp	39	Vice President, Sales and Marketing
A. Christopher Fawzy	34	General Counsel and Secretary
Clarke Scherff	57	Vice President, Regulatory Compliance, Quality Assurance and Compliance Officer
Cathy Ullery	51	Vice President, Human Resources

For additional information with respect to Messrs. Conway, Levine and Michael, who are also nominees as directors of the Company, see Proposal 2 - "Election of Directors."

Loren L. McFarland joined the Company in 1985 as General Accounting Manager.  He was promoted to Assistant Controller in 1987 and to Controller in 1989.  In 2001, Mr. McFarland was promoted to Vice President of Finance and Corporate Controller.  In May 2004, he was promoted to Chief Financial Officer and Treasurer.  From 1981 to 1985, Mr. McFarland was employed by Touche Ross and Co., a public accounting firm, as a Certified Public Accountant and auditor.

David J. Adornetto joined the Company in 1992 and has served the company in various management capacities.  In May 1997, he was named Director of Finance for the Company's Manufacturing Operations Division, in May 1999 he was promoted to Vice President Finance for the Company's subsidiary, Mentor Medical, Inc., and in August 2002 he was appointed Vice President Strategic Planning and Operational Development.  In December 2003, Mr. Adornetto was promoted to his current position of Vice President, Operations.  Prior to joining the Company, Mr. Adornetto was employed by Deloitte & Touche as a senior auditor and Certified Public Accountant.

Kathleen M. Beauchamp joined the Company in 1993 as an Aesthetics Sales Representative.  In 1997, she was promoted to National Sales Trainer.  She was promoted in 1998 to Regional Manager in the Company's former Ophthalmic division.  She rejoined the Aesthetics division in late 1998 as the National Sales Manager for Body Contouring.  In 2000, she was promoted to Director of Sales for the domestic Aesthetics business.  She assumed global responsibilities for Aesthetic Sales in 2002.  She was promoted to her current position of Vice President, Sales and Marketing in December, 2003.  Prior to her employment with the Company, Ms. Beauchamp worked in sales positions with Pfizer, Inc. and Centocor, Inc.

A. Christopher Fawzy joined the Company in January 2001 as Staff Attorney, where he was responsible for the Company's contractual arrangements, commercial and product litigation, and general legal compliance.  In February 2002, Mr. Fawzy was promoted to Corporate Counsel.  In December 2003, he was promoted to General Counsel and remains responsible for all legal functions of the Company.  Prior to his employment with the Company, Mr. Fawzy practiced law at Casey & Brannen, P.C., an Illinois-based law firm, where he focused on commercial and civil litigation.

Clarke Scherff joined the Company in July 1995 as Director, Regulatory Affairs following the acquisition of Optical Radiation Corporation, where he held the position of Group Vice President, Quality Assurance/Regulatory Affairs from April 1993 to June 1995.  He was promoted to Vice President, Quality and Regulatory Assurance in June 1997, to Vice President, Regulatory Compliance and Compliance Officer in October 2000, and resumed the duties of quality assurance and designation as Vice President, Regulatory Compliance/Quality Assurance and Compliance Officer.  Prior to Mr. Scherff's employment with the Company, he held various positions of increasing responsibility for American Hospital Corporation/Baxter Healthcare Corporation during 1980 to 1993, ultimately serving as the Director of Quality Assurance.

Cathy Ullery joined the Company in 1998 and served in several capacities in the Human Resources Department.  She was promoted to Director, Human Resources in July 1999, and Vice President, Human Resources in May 2002.  Prior to her employment with the Company, Ms. Ullery was Director, Organizational Effectiveness for the City of Tucson from 1993 to 1997.  From 1982 to 1993, she held various positions of increasing responsibility for the Arizona Education Association, an affiliate of the National Education Association, ultimately serving as the Executive Manager for Field Services and Member Programs.

Summary of Cash and Certain Other Compensation

The following table sets forth certain summary compensation information concerning the named executive officers for each of the Company's last three fiscal years.

Summary Compensation Table

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position(1)	Fiscal Year	Salary ($)	Bonus ($)	Securities Underlying Options (#)	All Other Compensation (2) ($)
Christopher J. Conway Chairman and Chief Executive Officer(3)	2004 2003 2002	$425,724 $413,763 $398,550	$ 2,130 $304,289 $398,550	100,000 70,000 100,000	$ 29,374 $ 27,191 $ 7,301
Bobby Purkait Senior Vice President Science & Technology	2004 2003 2002	$272,838 $265,837 $255,480	$126,365 $131,670 $175,100	30,000 56,000 80,000	$ 22,421 $ 17,174 $ 4,007
Adel Michael Vice Chairman, Chief Financial Officer and Treasurer(4)	2004 2003 2002	$344,768 $334,328 $284,374	$ 1,725 $226,125 $204,000	110,000 56,000 130,000	$ 14,139 $ 16,499 $132,075
Joshua H. Levine Senior Vice President Sales & Marketing - Aesthetics (5)	2004 2003 2002	$288,813 $206,881 $199,276	$ 1,375 $112,401 $112,476	85,000 42,000 60,000	$ 21,608 $ 15,263 $ 4,296
Eugene G. Glover Senior Vice President Business Development	2004 2003 2002	$272,838 $265,837 $255,481	$ 1,365 $131,670 $126,600	30,000 56,000 80,000	$ 13,758 $ 12,806 $ 1,060
(1)	The principal position for each executive officer reflects the offices held by each of them for the fiscal year ended March 31, 2004.
(2)

Except as otherwise specifically noted, All Other Compensation represents matching amounts contributed by the Company on behalf of the named individual under the terms of the Company's 401(k) Plan, and the Company provided term life insurance and executive vehicle program.

(3)	Mr. Conway relinquished his position as Chief Executive Officer in May 2004, but remains Chairman of the Board.
(4)	All Other Compensation includes relocation benefits of $130,861 for fiscal 2002. Mr. Michael relinquished his position as Chief Financial Officer and Treasurer in May 2004, but remains Vice Chairman.
(5)

Mr. Levine became an executive officer of the Company in September 2001.  The table reflects compensation for the full fiscal year in which he became an executive officer.  In December 2003, he was appointed President and Chief Operating Officer and in May 2004 he was appointed President and Chief Executive Officer.

Option Grants

The following table sets forth certain information concerning individual grants of stock options during the fiscal year ended March 31, 2004 to each of the named executive officers.

                                                                                    Option Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/share) (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Terms ($)(3) 5% 10%
Christopher J. Conway	100,000	7.8%	$21.00	5/21/2013	$ 1,320,678	$ 3,346,859
Bobby Purkait	30,000	2.3%	$21.00	5/21/2013	$ 396,204	$ 1,004,057
Adel Michael	60,000 50,000	4.6% 3.9%	$21.00 $21.70	5/21/2013 11/19/2013	$ 792,407 $ 682,351	$ 2,008,115 $ 1,729,211
Joshua H. Levine	35,000 50,000	2.7% 3.8%	$21.00 $21.70	5/21/2013 11/19/2013	$ 462,237 $ 682,351	$ 1,171,400 $ 1,729,211
Eugene G. Glover	30,000	2.3%	$21.00	5/21/2013	$ 396,204	$ 1,004,057
(1)

All options were granted under the Company's Amended 2000 Long-Term Incentive Plan.  Each option will become exercisable for the option shares in four equal and successive annual installments over the optionee's period of service with the Company, beginning one year after the grant date.  Each option has a maximum term of ten years, subject to earlier termination immediately prior to a change in control (as defined in the Amended 2000 Long-Term Incentive Plan); alternatively, the administrator of the Amended 2000 Long-Term Incentive Plan may provide for replacement of outstanding options with options to purchase shares of the surviving corporation, or for a cash payment in exchange for the cancellation of outstanding options.

(2)

The exercise price of each option is equal to the fair market value of the common stock on the date of grant.  The exercise price may be paid in cash, in common stock, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(3)

Potential realizable value is based on an assumption that the market price of the stock appreciates at the stated rate, compounded annually, from the date of grant until the end of the ten-year option term.  These values are calculated based on regulations promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price appreciation.  There is no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% levels, or at any other defined level.

Aggregated Option Exercises and Year-End Option Values

The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended March 31, 2004 by each of the named executive officers and the aggregated fiscal year-end value of the unexercised options of each such executive officer.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year End ($) (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Christopher J. Conway	56,000	$ 1,454,040	801,500	252,500	$ 16,437,035	$ 3,444,785
Bobby Purkait	81,322	$ 1,531,929	210,678	137,000	$ 4,074,710	$ 1,955,268
Adel Michael	60,000	$ 878,979	169,000	267,000	$ 3,202,277	$ 3,607,297
Joshua H. Levine	-	-	46,000	159,000	$ 755,933	$ 1,844,888
Eugene G. Glover	-	-	249,000	137,000	$ 5,245,775	$ 1,966,985
(1)	Value realized is based on the fair market value of the Company's common stock on the date of exercise minus the exercise price and does not necessarily indicate that the optionee sold such stock.
(2)

An In-The-Money option is an option which has an exercise price for the common stock that is lower than the fair market value of the common stock on a specified date.  The fair market value of the Company's common stock at March 31, 2004 was $30.10 per share.

Employment Contracts and Severance Arrangements

Mr. Conway does not currently have an employment agreement with the Company.

On July 27, 2004, the Company entered into a new employment agreement with Mr. Purkait to serve as Senior Vice President, Business Development, Special Projects.  The agreement provides for (i) an initial base salary of $278,460, (ii) a cash incentive bonus for the achievement of certain target milestones of up to $235,000, (iii) in the case of termination without cause (as defined therein), severance compensation equal to three months salary plus one additional month for each full year of service, and (iv) in the case of termination due to a change in control of the Company (as defined in the applicable agreement), pro-rata bonus for the year plus severance pay equal to 12 months salary and one additional month for each full year of service.  The agreement further provides that Mr. Purkait cannot be terminated without cause prior to May 31, 2005.

The Company entered into an employment agreement with Mr. Michael in April 2000.  Mr. Michael's agreement provided that he would receive in fiscal 2002: (i) a base salary of $265,000, (ii) an incentive bonus of up to 40% of base salary, and (iii) a one-time grant of options to purchase 50,000 shares.  Under the agreement, Mr. Michael's base salary, potential bonus and stock option grants, if any, are now determined annually by the Compensation Committee.  Mr. Michael's employment agreement also provides that upon termination of Mr. Michael's employment by the Company, without cause (as defined therein) or in the case of termination due to a change in control, Mr. Michael will be entitled to severance compensation equal to 12 months of base salary plus one month of base salary for each complete year of service with the Company.  In May 2004, Mr. Michael relinquished his position as Chief Financial Officer and Treasurer and he and the Company are currently in discussions regarding a new employment agreement.

The Company entered into an employment agreement with Mr. Levine effective as of May 26, 2004.  The agreement provides that he is to receive (i) an initial base salary of $385,000, (ii) an annual incentive bonus of up to 60% of base salary, (iii) grants of options to purchase shares of common stock in amounts consistent with Company's executive compensation program, (iv) in the case of termination without cause (as defined therein), severance compensation equal to 24 months of base salary plus one additional month for each full year of service, and (v) in the case of termination due to a change in control of the Company (as defined in the applicable agreement), pro-rata bonus for the year plus severance pay equal to 24 months salary and one additional month for each full year of service.

The Company entered into an employment agreement with Mr. Glover on November 28, 2000.  The agreement provided for (i) an initial base salary of $250,000, (ii) an incentive bonus of up to 40% of base salary, (iii) in the case of termination without cause, severance compensation equal to three months salary plus one additional month for each full year of service, and (iv) in the case of termination due to a change in control of the Company (as defined in the applicable agreement), pro-rata bonus for the year plus severance pay equal to 12 months salary and one additional month for each full year of service.  Under the agreement, Mr. Glover's base salary, potential bonus and stock option grants, if any, thereafter were determined annually by the Compensation Committee.  In April 2004, Mr. Glover's responsibilities were significantly reduced and his annual base salary was adjusted to $136,400.  The Company and Mr. Glover subsequently agreed that his employment will terminate August 31, 2004.  Pursuant to the terms of his employment agreement, he will receive as severance compensation a lump sum payment of $162,435.

Equity Plan Information

The following table provides information about the Company's shares of common stock that may be issued upon the conversion of options, warrants and rights under all of its existing equity compensation plans as of March 31, 2004.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	6,518,153	$14.07	3,138,137
Equity compensation plans not approved by security holders	--	--	--
Total	6,518,153	$14.07	3,138,137

Compensation Committee Interlocks and Insider Participation

During fiscal 2004 Messrs. Faster, Nakonechny, Rossi, Ubben and Young served on the Compensation Committee.  No member of the Compensation Committee was an officer or employee of the Company at any time during fiscal 2004 or at any other time.

COMPENSATION COMMITTEE REPORT

The Company's Compensation Committee (the "Committee") reviews and approves each of the elements of the executive compensation program and assesses the effectiveness and competitiveness of the overall program.

The Company's executive compensation program is designed to accomplish several goals, including:

  To attract, retain, and motivate employees of outstanding ability;

  To link changes in employee compensation to individual and corporate performance;

  To align the interests of management with the interests of the Company's shareholders;

  To facilitate the development of a progressive high performance culture;

  To strengthen the relationship between pay and performance; and

  To provide levels of compensation that are competitive with those provided in the markets in which the Company competes for executives.

Key Provisions of the Executive Compensation Program

The Company's executive compensation plan consists of five components:  base salary, quarterly incentive bonus, annual incentive bonus, special project bonus, and long-term incentive in the form of stock options.  The Company has established a link between pay and performance by emphasizing variable components of the plan, that is, quarterly and annual incentive bonuses, special project bonuses, and stock options.

Base Salary.  The Committee determines base salaries for executive officers on the basis of a number of factors, including an assessment of competitive compensation levels for U.S.-based publicly traded medical equipment and supply companies utilizing data provided by an independent consulting firm, the Company's financial condition, any changes in job responsibilities, and the performance of each executive.  Executive officer base salaries generally are set to be within a competitive range of comparable compensation data for other similarly situated executives within the industry.  Base salaries below the competitive range are adjusted to be within the competitive range.  Base salaries within the competitive range are increased annually to adjust for inflation and other external factors.  The percentage increase in fiscal 2004 was 3%.

Quarterly Incentive Bonus.  Executive officers are eligible to receive a quarterly incentive bonus equivalent to one-half of one percent (0.5%) of their base salaries under a broad program which includes most U.S. employees.  The bonus is earned in any given quarter if the Company achieves its planned operating earnings threshold for that quarter.  In fiscal 2004, the Company reached its planned threshold in one of the four quarters.

Annual Incentive Bonus.  Executive officers are eligible to receive annual incentive compensation equivalent to a specified percentage of their base salaries under the Company's bonus plan.  The Company establishes bonus pay-out targets (ranging from 40% to 60% of base salary with the potential for a 20% additional bonus for outstanding results of the Company, plus up to a 10% additional bonus for outstanding individual performances, which increases the maximum potential payout to 79% of base salary) that are designed to bring the level of total annual cash compensation (base salary plus annual incentive bonus) within the range for comparable positions at similar U.S.-based medical equipment and supply companies when superior performance is achieved.  Performance is measured at the corporate, functional unit and individual level.  The total potential bonus for each executive is broken down into several factors as appropriate for that executive's area of responsibility.  Each factor is then weighted with emphasis placed on profitability measures or other appropriate criteria.  These factors, and the relative weight given to each factor, vary with each executive officer at the Committee's sole discretion.  For each factor, the Committee defines and establishes quantifiable and qualitative measures.  No bonus is paid for performance below acceptable levels.

Special Project Bonus.  Selected executive officers are eligible to receive special project bonuses for project assignments that are of extra significance to the Company's strategy.  The Compensation Committee determines the amount of the potential bonus and the appropriate measures to determine the executive's success in achieving project milestones.

Long-term Incentive (Stock Options).  Generally, the Company awards stock options to executive officers on an annual basis, or upon a significant promotion or increase in duties.  Each grant is designed to align the interests of the executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business.  Awards to specific employees, including the Chief Executive Officer, are made on the basis of each employee's job responsibilities and recommendations of the executive officers of the Company concerning the individual's contributions (both historical and potential) to the success of the Company, and generally without regard to prior awards of stock option grants.  These recommendations also take into consideration competitive practices for stock option grants as determined by an independent compensation consultant using survey information.  The survey information encompasses data on both competitive grant levels for individual executives and total options granted as a percentage of shares outstanding.

Chief Executive Officer Compensation

Mr. Conway does not have an employment agreement with the Company.  Mr. Conway's base salary, annual incentive bonus and stock option grants are set by the Compensation Committee of the Board of Directors using the same policies and criteria used for other executives.  In setting Mr. Conway's salary for fiscal 2004, the Compensation Committee considered competitive information for U.S-based publicly traded medical equipment and supply companies utilizing data provided by an independent compensation consultant, the Company's financial performance and other factors.  Mr. Conway is currently paid at the targeted competitive position base salary, which has been set by the Compensation Committee to be within the range of comparable competitive compensation data.   Mr. Conway's base salary was increased by approximately 3% on April 1, 2003 from $414,000 to $426,000, and by approximately 2% on April 3, 2004 to $434,948.

Mr. Conway was eligible to receive an annual incentive bonus of up to 79% of his annual base salary for fiscal 2004 based upon the achievement of specified levels of corporate performance as measured by operating income goals.  Mr. Conway did not receive a bonus as these goals were not achieved.  However, Mr. Conway did receive a bonus equal to 0.5% of his base salary or $2,130 under the quarterly incentive bonus program.

On May 21, 2003, Mr. Conway was granted a stock option to purchase 100,000 shares of common stock of the Company.  The exercise price of the stock option was set at fair market value on the grant date.  Subject to the terms applicable to his grant and the terms of the option plan, the stock option may be exercised based on a four-year vesting schedule and expires ten years from the grant date.

Policy with Respect to Section 162(m) of the Internal Revenue Code.  Subject to certain exceptions, Section 162(m) of the Code disallows a federal income tax deduction for compensation over $1 million paid to certain executive officers in a taxable year.  One exception applies to compensation paid pursuant to shareholder-approved plans that are performance-based.  At the 2001 Annual Meeting, the Company obtained shareholder approval for the Company's Amended 2000 Long-Term Incentive Plan which was designed to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan will qualify as performance-based compensation.  As a result, the Company believes that stock options granted to its executives qualify for the performance-based exception to the deduction limit.  However, there can be no assurance that the options will so qualify.

The cash compensation paid to the Company's executive officers for the 2004 fiscal year did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for the 2005 fiscal year expected to reach that level.  Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers.  The Compensation Committee intends to continue to comply with Section 162(m) in the future to the extent consistent with the best interests of the Company.

                                                                                                                                     THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Walter W. Faster
Michael Nakonechny
Ronald J. Rossi
Jeffrey W. Ubben
Richard W. Young

AUDIT COMMITTEE REPORT

The Securities and Exchange Commission rules require the Company to include in its Proxy Statement a report from the Audit Committee of the Board.  The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

The Audit Committee role is to act on behalf of the Board of Directors in the oversight of all aspects of the Company's financial reporting, internal control and audit functions.  Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.  In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report for fiscal year 2004 with management.

The Audit Committee also reviewed and discussed with Ernst & Young LLP, the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed with the Audit Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 as amended "Communications with Audit Committees").  In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," which were received by the Audit Committee.  The Audit Committee has adopted procedures providing for its prior review and consideration of the effect of non-audit services on the independence of its independent auditor and the approval of the types of, and estimated fees for, professional services which are expected to be performed by Ernst & Young LLP during the forthcoming fiscal year.

The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audit.  The Audit Committee met with the independent auditors, with and without management, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended March  31, 2004 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Walter W. Faster
Michael Nakonechny
Ronald J. Rossi
Richard W. Young

STOCK PERFORMANCE GRAPH

The following graph compares the yearly percentage changes in the cumulative total shareholder return on the Company's common stock with the cumulative total return on (i) Mentor Corporation; (ii) NASDAQ Index; (iii) the Media General Financial Services Medical Appliances and Equipment Index "MG Group Index"; and (iv) NYSE Composite during the five fiscal years ended March 31, 2004:  The comparison assumes $100 was invested on April 1, 1999 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends.

	INDEX	03/31/99	03/31/00	03/31/01	03/31/02	03/31/03	03/31/04
	Mentor Corporation	$ 100.00	$ 184.60	$ 154.59	$ 248.94	$ 237.07	$ 424.75
R	>MG Group Index	100.00	130.54	122.53	131.45	135.78	221.12
	NASDAQ Index	100.00	195.66	80.80	63.59	51.95	87.02<	R
	NYSE Composite	100.00	142.34	141.20	149.39	123.56	217.84

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Company Stock Performance Graph are not to be incorporated by reference into any such filings, nor are such Report or Graph to be incorporated by reference into any future filings.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, among others, to file with the Securities and Exchange Commission (the "SEC") and New York Stock Exchange an initial report of ownership of the Company's stock on Form 3 and reports of changes in ownership on a Form 4 or a Form 5.  Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file.  Under SEC rules, certain forms of indirect ownership and ownership of Company stock by certain family members are covered by these reporting rules.  As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership, reports of changes in ownership and in filing these reports on their behalf.

To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Michael and Mr. Levine each failed to timely file a Form 4 to report the grant of Company stock options and Mr. Levine also failed to file a Form 4 to report the purchase of Company stock.  Form 4s reporting these transactions were subsequently filed.

CERTAIN TRANSACTIONS

Since 1991 the Company has had an exclusive agreement with Rochester Medical Corporation ("Rochester") a publicly traded company, to market and distribute certain external catheter products developed by Rochester.  The Company purchased $3,506,000 of products from Rochester under the agreement during fiscal year 2004.  Three siblings of Christopher J. Conway, the Chairman and former Chief Executive Officer of the Company, own approximately 23% of Rochester shares and also serve as directors of Rochester.  Two of the siblings serve as executive officers of Rochester.

Dr. Maher Michael, M.D., Vice President and Medical Director of the Company, is the brother of Mr. Adel Michael, Vice Chairman of the Company and formerly Chief Financial Officer and Treasurer.  In fiscal 2004, Dr. Michael was paid $212,083, which included a bonus of $1,000.  Dr. Michael also received options to purchase 25,000 shares of Mentor's common stock at an exercise price of $21.00 per share.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2005 Annual Meeting must be received no later than April 1, 2005, in order to be included in the proxy statement and form of proxy relating to that meeting.  However, if the date of the 2005 Annual Meeting is changed by more than 30 days from the date of this year's Annual Meeting (September 15th), then the deadline for submission of shareholder proposals would be reasonable time before the Company begins to print and mail its proxy materials.

Pursuant to the proxy rules under the Securities Exchange Act of 1934, the Company's shareholders are notified that the deadline for providing the Company with timely notice of any shareholder proposal to be submitted outside the Rule 14a-8 process for consideration at the 2005 Annual Meeting will be June 15, 2005.  As to matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposals shall be granted to the persons designated in the Company's proxy related to the 2005 Annual Meeting.

SHAREHOLDERS COMMUNICATIONS WITH DIRECTORS

Company shareholders who want to communicate with the Board of Directors or any individual director can write to the following address:

Mentor Corporation
Attention:  Corporate Secretary
201 Mentor Drive
Santa Barbara, CA 93111

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

BY ORDER OF THE BOARD OF DIRECTORS

A. Christopher Fawzy
 Secretary

Dated:  July 30, 2004

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2004 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: MENTOR CORPORATION, 201 MENTOR DRIVE, SANTA BARBARA, CALIFORNIA, 93111.  OUR SEC FILINGS ARE ALSO AVAILABLE ON THE COMPANY'S WEBSITE UNDER "INVESTOR RELATIONS" AT http:/www.mentorcorp.com AND THE SEC's WEBSITE AT http://www.sec.gov.

APPENDIX A

MENTOR CORPORATION

Charter for Audit Committee
(as adopted on July 26, 2004)

ARTICLE I
FORMATION

The Board of Directors of Mentor Corporation (the "Company") has established the Audit Committee pursuant to the Minnesota Business Corporation Act and the Company's Bylaws.

ARTICLE II
COMPOSITION

The Audit Committee (the "Committee") shall be comprised of not less than three members of the Board of Directors of the Company.  Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board of Directors.  The Committee members will be appointed by the Board of Directors and may be removed by the Board in its discretion.  Each member shall be independent as defined in the listing standards of the New York Stock Exchange in effect from time to time (referred to below as the "Listing Standards") and the Board of Directors shall have affirmatively determined that the member is independent.  As more clearly set forth in the Listing Standards, members must not have any current or past relationships with the Company which would interfere with their exercise of independent judgment or otherwise fail to meet the independent standards set forth in the Listing Standards.  In addition, the members of the Committee also shall satisfy the following requirements:

  Each member shall be "financially literate" as determined by the Board of Directors.  A director shall be considered "financially literate" if by reason of his or her educational, professional or business background, the director is able to read and understand fundamental financial statements, including a company's balance sheet, income statement and statement of cash flows.

  At least one member of the Committee must have accounting or related financial management expertise and, to the extent reasonably possible, otherwise satisfy the standards of an "audit committee financial expert" as defined in Regulation S‑K Item 401(e) adopted by the Securities and Exchange Commission (the "SEC").

  Other than in his or her capacity as a member of the Board of Directors or of a committee thereof, no director who, directly or indirectly, accepts any consulting, advisory, or other compensatory fee from the Company as determined pursuant to SEC Rule 10A-3(b)(1) shall be eligible to serve as a member of the Committee.

  No director who is an "affiliated person" of the Company as defined by SEC Rule 10A-3(e)(i) shall be eligible to serve as a member of the Committee.

ARTICLE III
PURPOSE AND RESPONSIBILITIES

The primary purpose of the Committee shall be to:  (i) assist the Board of Directors in discharging its responsibilities to oversee the integrity of the Company's financial statements, the Company's compliance with legal and regulatory requirements, the independent auditors' qualifications and independence, and the performance of the Company's internal audit function and independent auditors; (ii) have direct responsibility for the appointment, compensation, retention and oversight of the work of any independent auditors employed by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services; and (iii) produce an audit committee report for inclusion in the Company's proxy statement.  The Committee's responsibilities shall include the following:

A.    Pre-Approval of Auditor Services

  All audit services, including the provision of comfort letters in connection with securities offerings, and non-audit services provided to the Company by the Company's auditors shall be approved in advance by the Committee, except with respect to non-audit, review or attestation services if:

  The aggregate amount of all such non-audit services provided to the Company constitute less than 5% of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided;

  The services were not recognized by the Company at the time of the engagement to be non-audit services; and

  The services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee to whom authority to grant such approvals has been delegated by the Committee.

If the Committee approves an audit service within the scope of engagement of the independent auditor, the audit service shall be deemed to have been preapproved for purposes of this Article III, A.  The Committee may delegate to one or more of its members the authority to grant pre-approvals.  Any decision by a member to whom such authority has been delegated shall be presented to the Committee at its next meeting.

  The independent auditor and any person associated with the independent auditor (to the extent determined appropriate by the SEC) shall not provide contemporaneously with the audit, and the Committee shall not approve, any of the following as defined under SEC Reg. S‑X, Rule 2‑01(c)(4):

    Bookkeeping or other services related to the accounting records or financial statements of the Company;

    Financial information systems design and implementation;

    Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

    Actuarial services;

    Internal audit outsourcing services;

    Management functions or human resources;

    Broker or dealer, investment adviser, or investment banking services;

    Legal services and expert services unrelated to the audit; and

    Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

B.    Oversight of Independent Auditing Services

  Meet with the independent auditors to review and approve the plan and scope for each audit of the Company's financial statements and related services, including proposed fees to be incurred with respect thereto.

  Review and recommend action with respect to the results of each independent audit of the Company's financial statements, including problems encountered in connection with such audit, difficulties with management's response and recommendations of the independent auditors arising as a result of such audit.

  Discuss with the Company's independent auditors the matters required to be communicated pursuant to Statement on Auditing Standards No. 61 ("SAS 61"), as may be amended or supplemented.

  At least annually, discuss with the independent auditors their independence and receive each of the following in writing:

    Disclosure of all relationships between the auditors and their related entities and the Company and its related entities that in the auditors' professional judgment may reasonably be thought to bear on independence; and

    Confirmation that, in the auditors' professional judgment, they are independent of the Company within the meaning of the federal securities laws.

    The independent auditor's internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

  Discuss with the Company's independent auditors any relationships or services disclosed by the independent auditors that may impact the objectivity and independence of the independent auditors and recommend to the Board of Directors any actions in response to the independent auditors' disclosures to satisfy itself of the independent auditors' independence.

  Evaluate the performance of the Company's independent auditors and present its conclusions and any recommendation to the Board of Directors regarding the Company's independent auditors.

  Obtain and review the reports of the Public Company Accounting Oversight Board with respect to the Company's independent auditors when such reports are made publicly available.

C.    Financial Statements

  Resolve any disagreements between management and the independent auditors regarding financial reporting.

  Receive the report of the independent auditor that performs for the Company any audit required by the Exchange Act with respect to each of the following:

    All critical accounting policies and practices to be used;

    All alternative treatments of financial information within Generally Accepted Accounting Principles that have been discussed with management officials of the Company, the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

    Other material written communications between the independent auditor and the Company such as any management letter or schedule of unadjusted differences.

  Review and discuss with the Company's independent auditors and management the Company's audited financial statements, including the Company's disclosures under "Management Discussion and Analysis of Financial Conditions and Results of Operations."

  Based on (1) its review and discussions with management of the Company's audited financial statements; (2) its discussion with the independent auditors of the matters to be communicated pursuant to SAS 61; and (3) the written disclosures from the Company's independent auditors regarding independence, recommend to the Company's Board of Directors whether the Company's audited financial statements should be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

  Review and discuss with the Company's independent auditors and management the Company's quarterly financial statements, including the Company's disclosures under "Management Discussion and Analysis of Financial Condition and Results of Operations."

  Review and discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

D.    Internal Controls

  Review with the Company's independent auditors and financial management the adequacy and effectiveness of the Company's system of internal accounting controls, including the adequacy of such controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

  Prior to the Company's filing of any Quarterly Report on Form 10-Q or Annual Report on Form 10-K, receive the following disclosures from the Company's principal executive officer and principal financial officer with respect to the following:

    All significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data;

    All material weaknesses in internal controls identified by such officers to the Company's independent auditors; and

    Any fraud, whether material or not material, that involves management of the Company or other employees who have a significant role in the Company's internal controls.

  Obtain the attestation and report of the Company's independent auditors on the assessment made by the Company's management in the Company's Annual Report on Form 10-K of the effectiveness of the Company's internal control structure and procedures for financial reporting.

  Review the scope and results of the Company's internal auditing procedures and practices and oversee the effectiveness thereof.

E.     Management Conduct Policies

  Establish procedures for:

    The receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

    The confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

  Review from time to time the code of ethics for senior financial officers of the Company which includes those standards that the Committee has determined to be reasonably necessary to promote:

  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  Full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company under the Exchange Act; and

  Compliance with applicable governmental rules and regulations.

  Make interpretations from time to time as to the scope and application of the Company's senior financial officer conduct policies.

  Review and approve or disapprove proposed transactions between the Company and its employees (other than employment related transactions) or directors.

  Receive any report required to be made by the Company's attorneys pursuant to the standards adopted by the SEC for professional conduct of attorneys appearing and practicing before the SEC.

F.     Other Duties

  Meet separately, periodically, with management, with internal auditors and with independent auditors.

  Discuss policies with respect to risk assessment and risk management.

  Produce an annual report for inclusion in the proxy statement as the Audit Committee Report.

  Set clear hiring policies for employees or former employees of the Company's independent auditors.

  Make regular reports to the Board and propose any necessary action to the Board.

  Evaluate its performance as the Audit Committee on an annual basis.

  At least annually, review the adequacy of this Charter and recommend to the Company's Board of Directors any changes to this Charter that the Committee deems necessary or desirable.

  Perform such other specific functions as the Company's Board of Directors may from time to time direct, and make such investigations and reviews of the Company and its operations as the Chief Executive Officer or the Board of Directors may from time to time request.

ARTICLE IV
AUTHORITY AND PROCEDURES

The Committee shall meet at least four times a year and shall keep regular minutes of its meetings.  The Committee, as it may determine to be appropriate, may meet in separate executive sessions with other directors, the CEO and other Company employees, agents or representatives invited by the Committee.  The Committee's Chairman shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.  The Chairman of the Committee will preside at each meeting of the Committee and, in consultation with the other members of the Committee, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting.  The Committee is at all times authorized to have direct, independent access to the Company's other directors and management.  The Committee shall have the power to hire independent legal, financial or other advisors, as it deems necessary, without consulting or obtaining the approval of any officer of the Company in advance.  Such power shall include, but not be limited to, authorizing such expenditures by the Company as it shall determine necessary for payment to (1) the independent auditor employed by the Company for purposes of rendering or issuing an audit report, and (2) any advisors employed by the Committee.  The Company's independent auditors shall report directly to the Committee.  The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittee is composed entirely of independent directors and has a published committee charter.

MENTOR CORPORATION
ANNUAL MEETING - SEPTEMBER 15, 2004

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt at the notice of the 2004 Annual Meeting of Shareholders to be held September 15, 2004 and the proxy statement, and hereby appoints Christopher J. Conway and Adel Michael, and each of them, as attorneys-in-fact, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota, at 10:00 a.m. (local time), on September 15, 2004, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. Approve an increase in the authorized number of members of the Board of Directors from seven to eleven .

☐ FOR	☐ AGAINST ☐ ABSTAIN

2.      To elect seven directors and, if Proposal 1 is approved at the meeting increasing the authorized number of directors to eleven, to elect an additional four directors to serve on the Company's Board of Directors until the next annual meeting or until their successors are duly elected and qualified.

☐ FOR ALL nominees listed below*	☐ WITHHOLD AUTHORITY for all nominees listed below*	☐ EXCEPTIONS*

*INSTRUCTION: To vote for or withhold authority to vote for all nominees, check the appropriate box above; to withhold authority to vote for an individual while voting for others, check the "Exceptions" box and line through or otherwise strike out the name of the nominee(s) for whom authority is withheld.

Christopher J. Conway; Walter W. Faster; Eugene G. Glover; Michael Nakonechny; Ronald J. Rossi; Jeffrey W. Ubben; Dr. Richard W. Young

Additional Nominees if Proposal 1 is Approved

Michael L. Emmons; Joshua H. Levine; Adel Michael; Joseph E. Whitters

3. Ratify the Appointment of Ernst & Young LLP as the Principal Independent Auditors of the Company for the Fiscal Year Ending March 31, 2005.

☐ FOR	☐ AGAINST ☐ ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof:

This proxy will be voted as directed.  If no direction is indicated, it will be voted FOR the approval of Proposal No. 1, FOR the nominees listed in Proposal No. 2, including the four additional nominees if Proposal 1 is approved, and FOR the approval of Proposal No. 3.  The proxies are authorized to vote in their discretion with respect to other matters which may come before the meeting.  A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.

(Continued and to be signed on the other side)

(Continued from other side)

The undersigned hereby ratifies and confirms all that said attorneys-in-fact and proxies shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the annual meeting or any adjournment thereof.

Please mark, date and sign exactly as name appears hereon, including designation as executor, trustee, etc., if applicable.  A corporation must sign in its name by the president or other authorized officer.  All co-owners must sign.

Date:       ____________________, 2004

Signature or Signatures

Please MARK, SIGN, DATE and RETURN this PROXY in the enclosed self-addressed envelope.